Exhibit 10.1
Loan No. 3514ZR
FIFTH MODIFICATION AGREEMENT
(Unsecured Loan)
THIS FIFTH MODIFICATION AGREEMENT (“Agreement”) dated July 28, 2010 is entered into by and between Wells Fargo Bank, National Association, as administrative agent (“Agent”) and representative for the Lenders (as defined in the Loan Agreement referenced below), the Lenders and PS Business Park, L.P., a California limited partnership (“Borrower”).
R E C I T A L S
A.
Pursuant to the terms of an Amended and Restated Revolving Credit Agreement among Borrower, Agent and Lenders, dated October 29, 2002 (as amended, the “Loan Agreement”), as amended by the First Modification Agreement, dated December 29, 2003 (“the “First Modification”), the Second Modification Agreement, dated January 23, 2004, the Third Modification Agreement, dated August 2, 2005, and the Fourth Modification Agreement, dated July 30, 2008, Lender made a loan to Borrower in the principal amount of up to One Hundred Million Dollars ($100,000,000) (“Loan”). The Loan is evidenced by an Amended and Restated Note, dated October 29, 2002, executed by Borrower in favor of Wells Fargo Bank, National Association, in the principal amount of the Loan (the “Existing Note”), and is further evidenced by the documents described in the Loan Agreement as “Loan Documents”.

B.
The Existing Note (as amended and restated by the Amended Note referenced herein below), the Loan Agreement, this Agreement, the other documents described in the Loan Agreement as “Loan Documents”, together with all modifications and amendments thereto and any document required hereunder, are collectively referred to herein as the “Loan Documents”.

C.	By this Agreement, Borrower, Agent and Lenders intend to modify and amend certain terms and provisions of the Loan Documents.
NOW, THEREFORE, Borrower Agent and Lenders agree as follows:
1.	CONDITIONS PRECEDENT. The following are conditions precedent to Agent’s and Lenders’ obligations under this Agreement:
1.1
Receipt by Agent of the executed originals of this Agreement, the Amended Note, and any and all other documents and agreements which are required by this Agreement or by any other Loan Document, each in form and content acceptable to Agent;

1.2
Reimbursement to Agent by Borrower of Agent’s reasonable costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable attorneys’ fees (excluding, however, any fees or costs of in-house counsel) and documentation costs and charges, whether such services are furnished by Agent’s employees or agents or by independent contractors;

1.3	The representations and warranties contained in this Agreement are true and correct; and

1.4	All payments due and owing to Agent and Lenders under the Loan Documents have been paid current as of the effective date of this Agreement.
2.
REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants that no Event of Default, Default, breach or failure of condition has occurred, or would exist with notice or the lapse of time or both, under any of the Loan Documents (as modified by this Agreement) and that all representations and warranties herein and in the other Loan Documents are true and correct in all material respects, which representations and warranties shall survive execution of this Agreement.

3.
MODIFICATION OF LOAN DOCUMENTS. The Loan Agreement is hereby supplemented and modified to incorporate the following, which shall supersede and prevail over any conflicting provisions of the Loan Documents:

3.1	Extension of Maturity Date; Extension Fee. Effective as of August 1, 2010, the Maturity Date recited in the Loan Agreement is hereby extended to August 1, 2012.

Exhibit 10.1
Loan No. 3514ZR
3.2	Amended Defined Terms.
(a)	Applicable Margin. The definition of “Applicable Margin” is hereby deleted and replaced in its entirety with the following:

“Applicable Margin” means, with respect to each Loan; the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin (including existing Loans). Promptly after learning of a change in the Borrower’s Credit Rating, Agent shall give notice of such change to the Lenders and include in such notice the new Applicable Margin and the effective date of such change. In the event that more than one (1) different Credit Rating has been assigned, then (i) for so long as the Initial Lender is the sole Lender hereunder (i.e., for so long as the Loans are not syndicated), the higher of the Credit Ratings will prevail, or (ii) otherwise, the lower of the Credit Ratings will prevail.

		Applicable
Level	Borrower’s Credit Rating	Margin
I	A-/A3 or better	1.60%
II	BBB+/Baa1	1.80%
III	BBB/Baa2	2.00%
IV	BBB-/Baa3	2.15%
V	Lower than BBB-/Baa3	2.60%
(b)	Base Rate. The defined term “Base Rate” is hereby deleted in its entirety.

(c)	Base Rate Loan. The defined term “Base Rate Loan” is hereby deleted in its entirety.

(d)	Borrowing Period. The defined term “Borrowing Period” is hereby deleted in its entirety.

(e)	Business Day. The definition of “Business Day is hereby deleted and replaced in its entirety with the following:

“Business Day” means (a) any day of the week other than Saturday, Sunday or other day on which the offices of Agent in San Francisco, California are authorized or required to close and (b) with reference to the LIBO Rate, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

(f)	Designated Market. The defined term “Designated Market” is hereby deleted in its entirety.

(g)	Domestic Lending Office. The defined term “Domestic Lending Office” is hereby deleted in its entirety.

(h)	Federal Funds Rate. The definition of “Federal Funds Rate” is hereby deleted in its entirety and replaced with the following:

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

Exhibit 10.1
Loan No. 3514ZR
(i)	Fee Letter. The definition of “Fee Letter” is hereby deleted and replaced in its entirety with the following:

“Fee Letter” means that certain letter agreement relating to the payment of certain fees between Borrower and Wells Fargo Bank, National Association, dated July 28, 2010, as the same may be amended, restated, modified or replaced from time to time.

(j)	Fixed Rate Loan. The defined term “Fixed Rate Loan” is hereby deleted in its entirety.

(k)	Foreign Lender Party. The defined term “Foreign Lender Party” is hereby deleted in its entirety.

(l)	Lending Office. The defined term “Lending Office” is hereby deleted in its entirety.

(m)	LIBOR Business Day. The defined term “LIBOR Business Day” is hereby deleted in its entirety.

(n)	LIBOR Fee. The defined term “LIBOR Fee” is hereby deleted in its entirety.

(o)	LIBOR Lending Office. The defined term “LIBOR Lending Office” is hereby deleted in its entirety.

(p)	LIBOR Obligations. The defined term “LIBOR Obligations” is hereby deleted in its entirety.

(q)	LIBOR Rate. The defined term “LIBOR Rate” is hereby deleted in its entirety.

(r)	LIBOR Rate Loan. The defined term “LIBOR Rate Loan” is hereby deleted in its entirety.

(s)	Majority Lenders. The definition of “Majority Lenders” is hereby deleted and replaced in its entirety with the following:

“Majority Lenders” means, as of any date, Lenders (which must include the Lender then acting as Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Majority Lenders” shall in no event mean less than two Lenders.

(t)	Post Default Rate. The defined term “Post Default Rate” is hereby deleted in its entirety.
3.3	New Defined Terms. The following new defined terms are hereby added:
(a)	“Administrative Fee” – shall be Two Hundred Fifty Dollars ($250) for each Fixed Rate Period and fixed rate option.

(b)	“Alternate Rate” – is a rate of interest per annum five percent (5%) in excess of the applicable Effective Rate in effect from time to time.

(c)
“Applicable LIBO Rate” – is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) Applicable Margin plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = Applicable Margin +	LIBO Rate

(1 - Reserve Percentage)
(d)	“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

(e)
“Defaulting Lender” – means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Agent.

Exhibit 10.1
Loan No. 3514ZR
(f)
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default exists, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(g)	“Fixed Rate” – is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

(h)	“Fixed Rate Commencement Date” – means the date upon which the Fixed Rate Period commences.

(i)
“Fixed Rate Notice” – is a written notice in the form shown on Exhibit B-5 hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion and acknowledges the Administrative Fee.

(j)
“Fixed Rate Period” – is the period or periods of (a) one or three months; or (b) any other shorter period which ends at the Maturity Date, which periods are selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

(k)
“Fixed Rate Portion” – is the portion or portions of the principal balance of the Loan which Borrower selects to have subject to a Fixed Rate, each of which is an amount: (a) equal to all or a portion of the unpaid principal balance of the Loan not subject to a Fixed Rate; and (b) is not less than Two Hundred Thousand Dollars ($200,000) and is an even multiple of One Hundred Thousand Dollars ($100,000). In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the Fixed Rate Portion(s) from time to time in effect shall in no event exceed, in the aggregate, the maximum outstanding principal balance which will be permissible on the last day of the Fixed Rate Period selected.

(l)
“Fixed Rate Taxes” – are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign Governmental Authority and related in any manner to a Fixed Rate.

(m)
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

(n)
“LIBO Rate” – is the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), quoted by Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, two (2) Business Days prior to a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate.

(o)
“LIBOR Market Index Rate” means at any time the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by the Agent from time to time as the London Inter-Bank Rate for one-month deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time for such day; provided, if such day is not a Business Day, the immediately preceding Business Day by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors, of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in the LIBOR Market Index Rate on the date on which such change in such maximum rate becomes effective.

Exhibit 10.1
Loan No. 3514ZR
(p)
“Pro Rata Share” – means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

(q)
“Regulatory Costs” – are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign Governmental Authority and related in any manner to a Fixed Rate.

(r)
“Requirements of Law” – means, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or occupational safety or health law, rule or regulation.

(s)
“Reserve Percentage” – is at any time the percentage announced by Agent as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

(t)
“Variable Rate” shall mean the sum of: (a) the LIBOR Market Index Rate and, (b) the Applicable Margin; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Variable Rate shall mean the sum of: (a) the per annum rate of interest equal to the Federal Funds Rate plus 1.50%, and (b) the Applicable Margin.

3.4
LIBOR Rate Loans and Base Rate Loans. The distinction between “LIBOR Rate Loans” and “Base Rate Loans,” has been removed from the Loan Agreement. Therefore any references to LIBOR Rate Loans or Base Rate Loans shall be deemed amended to mean and refer to a Loan or, as applicable, portions of the Loan accruing interest at a Fixed Rate or a Variable Rate, as applicable, and as the context requires.

3.5	Section 2.1. Sections 2.1.2.1 through (and including) 2.1.2.7 are hereby deleted and replaced with the following:

“2.1.2.1 Notice of Borrowing. When the Borrower desires to borrow Loans pursuant to Section 2.1, it shall deliver to the Agent a Notice of Borrowing substantially in the form of Exhibit B-1, duly completed and executed by a Responsible Officer (each such notice shall be referred to herein as a “Notice of Borrowing”), no later than 9:00 a.m. (Pacific Coast time) not less than three (3) nor more than five (5) Business Days prior to the proposed Funding Date. Any Notice of Borrowing delivered pursuant to this Section 2.1.2 shall be irrevocable ad the Borrower shall be bound to make borrowings in accordance herewith.”

3.6	Section 2.2. Section 2.2 is hereby deleted and replaced with the following:
“2.2	Interest on the Loan.
2.2.1.
Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due and payable, in the manner provided in Section 2.2.2, on the first day of each month commencing with the first month after the dated hereof.

2.2.2
Default Interest. Notwithstanding the rates of interest specified in Sections 2.2.5 below and the payment dates specified in Section 2.2.1, at Majority Lenders discretion at any time following the occurrence and during the continuance of any Event of Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate. All other amounts due Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Majority Lenders, bear interest from and after demand at the Alternate Rate.

Exhibit 10.1
Loan No. 3514ZR
2.2.3
Late Fee. In the event that the Borrower fails to pay any interest payable under this Agreement on or prior to the expiration of ten (10) days after such interest first becomes due and payable, the Borrower shall, unless waived by Agent, pay to the Agent for the pro rata benefit of the Lenders a late charge equal to four percent (4%) of the amount of such unpaid interest payment. The Borrower acknowledges and agrees that an accurate determination of the Lender Parties’ damages as a result of the Borrower’s failure to pay interest as and when due hereunder is not reasonably practicable, and the late charge provided for herein is a reasonable estimate of the amount of additional cost and the value of the loss of use of funds that will be suffered by the Lender Parties in the event that an interest payment is not paid when due.

2.2.4
Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.2, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

2.2.5	Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the dated hereof, be one or more of the following:
2.2.5.1	Provided no Event of Default exists under this Agreement:
(a) For those portions of the outstanding principal balance of the Loan which are not Fixed Rate Portions, the Effective Rate shall be the Variable Rate.
(b) For those portions of the outstanding principal balance of the Loan which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate selected by Borrower and set in accordance with the provisions hereof, provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrower should be or become prohibited or unavailable to Agent, or, if in Agent ‘s good faith judgment, it is not possible or practical for Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrower, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate.
(c) If any of the transactions necessary for the calculation of interest at the Fixed Rate should be or become prohibited or unavailable to Agent, or, if in Agent’s good faith judgment, it is not possible or practical for Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate.
2.2.5.2
Any interest payment under this Agreement and the other Loan Documents that is not paid within thirty (30) days after the date such amount is due, or any principal or other amount payment under this Agreement that is not paid when due, shall in each case thereafter bear interest at a rate per annum equal to the Alternate Rate, without notice or demand of any kind. Such interest at the Alternate Rate shall be in addition to, and not in lieu of, the late charge provided for in Section 2.2.3.

Exhibit 10.1
Loan No. 3514ZR
2.2.6
Selection of Fixed Rate. Provided no Default or Event of Default exists under this Agreement, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrower may not have in effect at any one time more than five (5) Fixed Rates:

Borrower shall deliver to the Minneapolis Loan Center of Administrative Agent, 608 2nd Avenue S, Minneapolis, MN 55402, Attention: Julia Ness, with a copy to: Agent, 2030 Main Street, Suite 800, Irvine, CA 92614, Attention: Jamie Warner, or such other addresses as Agent shall designate, an original or facsimile Fixed Rate Notice no later than 9:00 A.M. (California time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion. Any Fixed Rate Notice pursuant to this subsection is irrevocable.

Agent is authorized to rely upon the telephonic request and acceptance of Edward Stokx or Trenton Groves as Borrower’s duly authorized agents, or such additional authorized agents as Borrower shall designate in writing to Agent. Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Agent as Agent may from time to time designate.

2.2.6.1
Borrower may elect (a) to convert Variable Rate advances to a Fixed Rate Portion, or (b) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion, provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount. The conversion of a matured Fixed Rate Portion back to a Variable Rate or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion. Each Fixed Rate Notice shall specify (a) the amount of the Fixed Rate Portion, (b) the Fixed Rate Period, and (c) the Fixed Rate Commencement Date.

2.2.6.2
Upon receipt of a Fixed Rate Notice in the proper form requesting a Fixed Rate Portion advance, Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period. Each determination by Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrower or any Lender shall not affect the validity of such rate.

2.2.6.3
If Borrower does not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion in accordance with this Section 2.2.6 above, such Fixed Rate Portion shall be automatically converted back to a Variable Rate upon the expiration of the Fixed Rate Period applicable to such Fixed Rate Portion.

2.2.6.4	Upon Borrower’s acceptance of a Fixed Rate, Borrower shall pay to Agent an Administrative Fee for each selected Fixed Rate Portion.
2.2.7
Fixed Rate Taxes, Regulatory Costs and Reserve Percentages. Upon Agent’s demand, Borrower shall pay to Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this Agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate. Further, at Agent’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Agent) of any such Regulatory Costs. Agent shall give Borrower notice of any Fixed Rate Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Fixed Rate Taxes and Regulatory Costs regardless of whether or when notice is so given.

Exhibit 10.1
Loan No. 3514ZR
2.2.8
Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by the Agent, for the benefit of the Lenders, using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

Borrower Initials.
2.2.9
Purchase, Sale and Matching of Funds. Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.”

3.7	Section 2.4.1. The table in Section 2.4.1 is hereby deleted and replaced with the following:

	Borrower’s	Applicable Facility
Level	Credit Rating	Fee Percentage
I	A-/A3 or higher	.15%
II	BBB+/Baa1	.20%
III	BBB/Baa2	.25%
IV	BBB-/Baa3	.35%
V	Lower than BBB-/Baa3	.40%
3.8	Section 2.7.8. A new Section 2.7.8 is hereby added as follows:
“2.7.8
In order to assure timely payment to Agent, for the benefit of Lenders, of accrued interest, principal, fees and late charges due and owing under the Loan, Borrower hereby irrevocably authorizes Agent to directly debit the Borrower Account for payment when due of all such amounts payable to Agent or any Lender. Borrower represents and warrants to Agent and Lenders that Borrower is the legal owner of the Borrower Account. Written confirmation of the amount and purpose of any such direct debit shall be given to Borrower by Agent not less frequently than monthly. In the event any direct debit hereunder is returned for insufficient funds, Borrower shall pay Agent, for the benefit of Lenders, upon demand, in immediately available funds, all amounts and expenses due and owing, including without limitation any late fees incurred, to Agent or any Lender.”

Exhibit 10.1
Loan No. 3514ZR
3.9	Sections 2.9, 2.10 and 2.11. Sections 2.9, 2.10 and 2.11 are hereby deleted in their entirety.

3.10	Section 4.18. Section 4.18 (“Tax Shelter Regulations”), which was mis-numbered when added in the First Modification, is hereby deleted in its entirety.

3.11	Section 6.4.3. Section 6.4.3 is hereby deleted and replaced in its entirety with the following:
“6.4.3	Minimum Tangible Net Worth. Tangible Net Worth of Borrower and Guarantor shall be not less than, at any time: (i) $1,600,000,000 plus (ii) eighty-five percent (85%) of Equity Offering Net Proceeds”
3.12	Section 6.4.8. Section 6.4.8 is hereby deleted and replaced in its entirety with the following:
“6.4.8
Land Holdings. The aggregate value of Land Holdings of Borrower and Guarantor (valued at the lesser of acquisition cost or market value) shall not at any time exceed five percent (5%) of Gross Asset Value.”

3.13	Section 6.4.9. Section 6.4.9 is hereby deleted and replaced in its entirety with the following:
“6.4.9
Securities Holdings. The aggregate value of Capital Stock of any Person other than in Joint Ventures which is owned by Borrower Parties (valued at the lesser of acquisition cost or market value) shall not at any time exceed ten percent (10%) of Gross Asset Value.”

3.14	Section 6.4.12. Section 6.4.12 is hereby deleted and replaced in its entirety with the following:
“6.4.12
Construction-In-Progress. The aggregate rentable square footage of Construction-in-Progress that in not subject to signed leases between the applicable Borrower Party and the tenant for such space shall not at any time exceed ten percent (10%) of the aggregate rentable square footage of the Real Property. In addition, the aggregate rentable square footage of all Construction-In- Progress shall not at any time exceed fifteen percent (15%) of the aggregate rentable square footage of the Real Property.”

3.15	Section 6.4.13. Section 6.4.13 is hereby deleted and replaced in its entirety with the following:
“6.4.13
Other Assets. The aggregate value of Other Assets owned by Borrower Parties (valued at the lesser of Acquisition Cost or Market Value) shall not at any time exceed thirty percent (30%) of Gross Asset Value.”

3.16	[Intentionally Omitted].

3.17	Article 8. Article 8 is hereby deleted and replaced in its entirety with the following:
“8.1 Appointment And Authorization.
8.1.1
Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and, the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.

8.1.2
Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

Exhibit 10.1
Loan No. 3514ZR
8.1.3
Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.1.4
The Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Borrower, any Borrower Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

8.1.5
As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, the Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or Event of Default unless the Majority Lenders have directed the Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or the other Loan Documents, in accordance with the instructions of the Majority Lenders, or where applicable, all the Lenders.

8.2
Wells Fargo Bank, National Association, As Lender. Wells Fargo Bank, National Association, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo Bank, National Association, in each case in its individual capacity. Wells Fargo Bank, National Association, and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Borrower Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo Bank, National Association, or its affiliates may receive information regarding the Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Exhibit 10.1
Loan No. 3514ZR
8.3	Loan Disbursements.
8.3.1
Following receipt of a complete Notice of Borrowing, Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed disbursement and the Funding Date. Each Lender shall make available to Agent (or the funding bank or entity designated by Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 8.3.2. Unless Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Agent such Lender’s Pro Rata Share of such disbursement, Agent may assume that such Lender shall make such amount available to Agent. If any Lender does not notify Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Agent such Lender’s Pro Rata Share of such disbursement, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement. If Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement. Nothing in this Section 8.3.1 shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender.

8.3.2
Requests by Agent for funding by Lenders of disbursements will be made by telecopy. Each Lender shall make the amount of its disbursement available to Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California (to such bank and account in such other place) as Agent may designate, not later than 9:00 A.M. (San Francisco time) on the Funding Date designated by Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of the applicable Notice of Borrowing.

8.3.3
Nothing in this Section 8.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

8.4
Distribution and Apportionment of Payments; Defaulting Lenders. Payments actually received by Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within two (2) Business Days, provided that Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Agent until such funds are paid in immediately available funds to Lenders. All payments of principal, interest, and other payments under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Agent and any Lender. Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Majority Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Agent for the account of Lenders shall not constitute property or assets of the Agent and shall be held by Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents.

Exhibit 10.1
Loan No. 3514ZR
8.5
Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

8.6
Sharing Of Payments, Etc. Lenders agree among themselves that (a) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (b) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

8.7
Approvals of Lenders. All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

8.8
Notice Of Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default”. Further, if the Agent receives such a “notice of default,” the Agent shall give prompt notice thereof to the Lenders.

Exhibit 10.1
Loan No. 3514ZR
8.9
Agent’s Reliance, Etc. Notwithstanding any other provisions of this Agreement, or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Borrower Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Borrower Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

8.10
Indemnification Of Agent. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Agent) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Exhibit 10.1
Loan No. 3514ZR
8.11
Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Borrower Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, any other Borrower Party or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, each other Borrower Party and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Borrower Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Borrower Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Borrower Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

8.12
Successor Agent. Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Event of Default or Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Agent’s giving of notice of resignation, then the current Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Agent, and the current Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation hereunder as Agent, the provisions of this Article 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Exhibit 10.1
Loan No. 3514ZR
8.13
No Set-Offs. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of Borrower, whether or not located in California, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of Borrower or any of its affiliates held by such Lender without the prior written approval of Agent and Majority Lenders.”

3.18	Section 9.3. Section 9.3 is hereby deleted in its entirety and replaced with the following:
“9.3	Amendments And Waivers.
9.3.1
Generally. Except as otherwise expressly provided in this Agreement, (a) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (b) any term of this Agreement or of any other Loan Document may be amended, (c) the performance or observance by the Borrower or any other Borrower Party of any terms of this Agreement or such other Loan Document may be waived, and (d) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders (or the Agent at the written direction of the Majority Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Borrower Party which is party thereto. Notwithstanding the previous sentence, the Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.2.3, up to a maximum of three times per calendar year.

9.3.2
Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following:

9.3.2.1	increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 9.6) or subject the Lenders to any additional obligations;

9.3.2.2	reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

9.3.2.3	reduce the amount of any fees payable to the Lenders hereunder;

9.3.2.4
postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor;

9.3.2.5	change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 9.6);

9.3.2.6	amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

9.3.2.7
modify the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

9.3.2.8	release any Guarantor from its obligations under the Guaranty; or

9.3.2.9	waive an Event of Default under Section 7.1.1.

Exhibit 10.1
Loan No. 3514ZR
9.3.3
Amendment of Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement, any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Borrower Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.”

3.19	Section 9.6. Section 9.6 is hereby deleted in its entirety and replaced with the following:
“9.6	Successors and Assigns.
9.6.1
Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

9.6.2
Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the obligations owing to such Lender hereunder. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of it obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (a) increase such Lender’s Commitment, (b) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender, or (c) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by Section 9.6.3 below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 9.6.2.

9.6.3
Assignments. Any Lender may with the prior written consent of the Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Event of Default shall exist or (y) in the case of an assignment to another Lender or an Affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $10,000,000, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 9.6.3, the transferor Lender, the Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $4,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective Affiliates or subsidiaries.

Exhibit 10.1
Loan No. 3514ZR
9.6.4
Tax Withholding. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder. At all times each Lender shall own or beneficially own a Note, such Lender shall (a) promptly provide to the Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (b) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan. If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code.

9.6.5
Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of this Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

9.6.6
Information to Assignee, Etc. Subject to Section 9.7 below, a Lender may furnish any information concerning the Borrower, any subsidiary or any other Borrower Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants). In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.”

3.20	Section 9.16 . Section 9.16 is hereby deleted in its entirety and replaced with the following:
“9.16	USA Patriot Act Notice; Compliance .
9.16.1
The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

9.16.2
In order for the Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Agent may request, and such Lender or Participant shall provide to the Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Agent to comply with federal law.”

Exhibit 10.1
Loan No. 3514ZR
3.21	Section 9.17. A new Section 9.17 is hereby added as follows:
“9.17
Capital Adequacy. If any Lender or any Participant in the Loan reasonably determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant reasonably determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder. In such case, Lender or Participant shall provide sufficient documentation to Borrower to evidence such obligation.”

3.22	Section 9.18. A new Section 9.18 is hereby added as follows:
“9.18
Electronic Document Deliveries. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article 2 and (B) the Lender has not notified the Agent or Borrower that it cannot or does not want to receive electronic communications. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Agent or Borrower posts such documents or the documents become available on a commercial website and the Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 5.1.3 to the Agent and shall deliver paper copies of any documents to the Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. Except for the certificates required by Section 5.1.3, the Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.”

3.23	Exhibit B-5. Exhibit B-5 to the Loan Agreement is hereby deleted and replaced with Exhibit B-5 attached hereto.

3.24	Schedule 1.1B. A new Schedule 1.1B, in the form attached hereto as Schedule 1.1B, is hereby added to the Loan Agreement.
4.
AMENDED NOTE. Concurrently herewith Borrower shall execute the Second Amended and Restated Promissory Note, of even date herewith, made by Borrower to the order of Wells Fargo Bank, National Association, in the principal sum of One Hundred Million Dollars ($100,000,000) (the “Amended Note”), which Amended Note fully amends restates and replaces the Existing Note and shall not be construed as a novation of the Existing Note. All references in the Loan Agreement and the other Loan Documents to the term “Note” shall be deemed to mean and refer to the Amended Note as defined herein and all amounts outstanding under the Existing Note shall be deemed outstanding under the Amended Note. Upon execution of the Amended Note, the Existing Note will be deemed cancelled. Lender will return the cancelled Existing Note to Borrower within five (5) business days of the date the Amended Note is executed by Borrower.

Exhibit 10.1
Loan No. 3514ZR
5.
EFFECTIVE DATE. The effective date of Borrower’s obligations and, subject to the satisfaction of the conditions precedent in Section 1 above, Agent’s and Lenders’ obligations, under this Agreement and the Amended Note shall be August 1, 2010.

6.
FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has previously delivered to Agent all of the relevant formation and organizational documents of Borrower, of the partners or joint venturers of Borrower (if any), and of all guarantors of the Loan (if any), and all such formation documents remain in full force and effect and have not been amended or modified since they were delivered to Agent. Borrower hereby certifies that: (i) the above documents are all of the relevant formation and organizational documents of Borrower; (ii) they remain in full force and effect; and (iii) they have not been amended or modified since they were previously delivered to Agent.

7.
NON-IMPAIRMENT. Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition, or covenant contained in the Note or any other Loan Document or affect or impair any rights, powers, or remedies of Agent or Lenders, it being the intent of the parties hereto that the provisions of the Note and other Loan Documents shall continue in full force and effect except as expressly modified hereby.

8.
MISCELLANEOUS; GOVERNING LAW; JURISDICTION. This Agreement and the other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of California, except if preempted by federal law. In any action brought or arising out of this Agreement or the Loan Documents, Agent, each Lender and Borrower, and the general partners, members and joint venturers of Borrower (if any), hereby consent to the exclusive jurisdiction of any federal or state court having proper venue within the State of California and also consent to the service of process by any means authorized by California or federal law. The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement. All capitalized terms used herein, which are not defined herein, shall have the meanings given to them in the other Loan Documents. Time is of the essence of each term of the Loan Documents, including this Agreement. If any provision of this Agreement or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Agreement and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.

9.
INTEGRATION; INTERPRETATION. The Loan Documents, including this Agreement, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Agent in writing.

10.
EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Exhibit 10.1
Loan No. 3514ZR
IN WITNESS WHEREOF, Borrower, Lenders and Agent have caused this Agreement to be duly executed as of the date first above written.

“AGENT and LENDERS”

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Agent and Lender

	By:	/s/ Jamie Warner

	Name:	Jamie Warner

	Its:	Assistant Vice President

“BORROWER”

PS BUSINESS PARKS, L.P.,
a California limited partnership

By:	PS Business Parks, Inc.,
a California corporation,
its general partner

	By:	/s/ Edward A. Stokx

Name: Edward A. Stokx
Its: Executive Vice President and
Chief Financial Officer

Exhibit 10.1
Loan No. 3514ZR
EXHIBIT B-5 — FIXED RATE NOTICE

TODAY’S DATE:		LOAN MATURITY DATE:	August 1, 2012

TO:	WELLS FARGO BANK, N.A. DISBURSEMENT AND OPERATIONS CENTER FAX # (310) 615-1014 or (310) 615-1016 ATTENTION: RATE OPTION DESK	LOAN ADMINISTRATOR:	Jeri Gehrer

		RELATIONSHIP MANAGER:	Jamie Warner

BORROWER INTEREST RATE OPTION REQUEST
Rate Quote Line (888) 293-2362 x:472 Use One Form Per Transaction
LOAN #: 3514ZR       BORROWER NAME: PS Business Parks, L.P., a California limited partnership

RATE SET DATE: FIXED RATE COMMENCEMENT DATE: (1350)
FIXED RATE PERIOD (TERM): (i.e. 1 or 3 months , etc. as allowed per Note)

INDEX:	LIBO	RATE:	%	+	Applicable Margin	=	#’s%	(1350)

			Quote		Spread		Applicable Rate

FIXED RATE PORTION EXPIRING ON:	$

1.	AMOUNT ROLLING OVER	$	FROM OBLGN#:

2.	ADD: AMT TRANSFERRED FROM VARIABLE RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :

				(5522)		(5020)

3.	ADD: AMT TRANSFERRED FROM OTHER FIXED RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :

				(5522)		(5020)

	ADD: AMT TRANSFERRED FROM OTHER FIXED RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :

				(5522)		(5020)

4.	LESS: AMT TRANSFERRED TO VARIABLE RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :

				(5522)		(5020)

	TOTAL FIXED RATE PORTION:	$

ADMINISTRATIVE FEE DUE:	$250.00

CHARGE FEES TO DDA#:	YES, charge DDA	DDA#:
	NO, to be remitted	PLEASE REMIT FEE TO: 2120 E. Park Place, Suite 100 El Segundo, CA 90245
Borrower confirms, represents and warrants to Agent and each Lender, (a) that this selection of a Fixed Rate is subject to the terms and conditions of the Amended and Restated Revolving Credit Agreement between Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of October 29, 2002 (the “Loan Agreement”) and the other Loan Documents defined therein, and (b) that terms, words and phrases used but not defined in this Notice have the meanings attributed thereto in the Loan Agreement, and (c) that no Default or Event of Default has occurred or exists under the Loan Agreement or any other Loan Document.

REQUESTED BY (as allowed per documents):	TELEPHONE #:	( )

PRINT NAME:	FAX #:	( )

Exhibit 10.1
Loan No. 3514ZR
SCHEDULE 1.1B — PRO RATA SHARES

Lender	Commitment	Pro Rata Share

Wells Fargo Bank, National Association	$100,000,000	100%

TOTALS	$100,000,000	100%

Exhibit 10.1
Loan NO. 3514ZR
GUARANTOR’S CONSENT
The undersigned (“Guarantor”) consents to the foregoing Fifth Modification Agreement and the transactions contemplated thereby and reaffirms its obligations under the Amended and Restated General Continuing Guaranty (“Guaranty”), dated October 29, 2002, and its waivers, as set forth in the Guaranty, of each and every one of the possible defenses to such obligations. Guarantor further reaffirms that its obligations under the Guaranty are separate and distinct from Borrower’s obligations.
Dated as of: July 28, 2010

“GUARANTOR” PS BUSINESS PARKS, INC., a California corporation
By:	/s/ Edward A. Stokx
	Name:	Edward A. Stokx
	Its:	Executive Vice President and Chief Financial Officer